Exhibit 10.2

Resolutions Adopted by the Board of Directors
of Union Federal Savings and Loan Association

WHEREAS, the Union Federal Savings and Loan Association Recognition and Retention Plan and Trust (the “RRP Plan”) permits the Association's Board of Directors to amend the RRP Plan;

WHEREAS, the Office of Thrift Supervision has recently amended its regulations to permit the vesting of stock options and management recognition grants in the event of a change in control of the association making such awards.

WHEREAS, the Board of Directors deems it advisable to amend the RRP Plan to permit vesting of awards under the RRP Plan in the event of a change in control of the Association or its parent company, Union Community Bancorp.

NOW, THEREFORE, BE IT RESOLVED, that the Section 7.01(b) of the RRP Plan be amended to read in its entirety as follows:

(b)
Exception for Terminations Due to Death and Disability and for a Change in Control. Notwithstanding the general rule contained in Section 7.01(a) above, all Plan Shares subject to a Plan Share Award held by a Recipient whose term of service as an Employee and as a Director Emeritus with the Holding Company, Association or an Affiliate terminates due to death or Disability shall be deemed earned as of the Recipient’s last day of service with the Holding Company, Association or an Affiliate as a result of such death or Disability. If the Recipient’s service as an Employee and as a Director or Director Emeritus terminates due to Disability within one year of the effective date of the Conversion, the Shares earned by the Recipient may not be disposed of by the Recipient during the one-year period following the Conversion, and stock certificate legends to that effect may be placed on the stock certificates for any such shares. Notwithstanding the general rule contained in Section 7.01(a), all Plan Shares subject to a Plan Share Award held by a Recipient shall be deemed to be earned in the event of a “change in control.”“A “change in control” is defined as a change in control of the Holding Company or the Association within the meaning of 12 C.F.R. § 574.4(a) (other than a change of control resulting from a trustee or other fiduciary holding shares of Common Stock under an employee benefit plan of that Holding Company or the Association or any of its Affiliates).

RESOLVED FURTHER, that the foregoing amendment to the RRP Plan be applied to outstanding awards under the RRP Plan and that the Association's officers notify the current grantees of awards made under the RRP Plan of this amendment and advise them of its impact on the vesting of their awards.